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                                                                    Exhibit 10.3


         THIS EXHIBIT CONTAINS CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. THE CONFIDENTIAL INFORMATION ON PAGES 3 AND 4 HAVE BEEN REPLACED WITH ASTERISKS.





                                   AGREEMENT
                           (as amended and restated)

          This AGREEMENT (the "Agreement") is made as of this 1st day of January, 1998 by and between ORTHOPAEDIC BIOSYSTEMS LTD., INC. with a principal place of business at 15990 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260 ("OBL"), and IMCOR, INC., with a principal place of business at 74 Northeastern Boulevard Building 19, Nashua, New Hampshire 03062 ("License").

          WHEREAS, OBL has developed the design of a dual thread for use in connection with various orthopaedic devices in order to anchor them in bone tissue (the "Thread Design").

          WHEREAS, Licensee is engaged in, among other things, the business of designing, marketing and selling dental implants;

          WHEREAS, OBL and Licensee have heretofore worked jointly, and intend to work jointly, in connection with the design of a dental implant incorporating the Thread Design (the "Licensed Implant");

          WHEREAS, Licensee desires to obtain an exclusive license for the use of the Thread Design in the design, manufacture, marketing, sale and distribution of the Licensed Implant; and

          WHEREAS, OBL is willing to license and permit the use of the Thread Design upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties agree as follows:

          1. License. Subject to the terms hereof, OBL hereby grants to Licensee an exclusive right and license to manufacture, use, market and sell Licensed Implants throughout the world (collectively, the "Territory"). The exclusive right and license herein granted shall apply to all patent applications and letters patent which OBL now, or hereafter during the term of this Agreement, owns, controls or has the right to License, which relate to the Thread Design or the Licensed Implant (the "Patents"). The license hereby granted also includes the right to subcontract on Licensee's behalf, and not as an agent for OBL, with subcontractors to manufacture dental implants, subject to the terms of this Agreement, to sublicense the manufacture, marketing and sale of the Licensed Implants, subject to the terms of this Agreement and to assign the Initial Agreement or grant sublicensees to third parties or co-ventures with respect to distribution in foreign countries only, provided that OBL shall be given notice of any such assignment or sublicense at least thirty (30) days prior to the effective date thereof. Except as otherwise provided herein, the license granted to Licensee hereunder is nontransferable.

          2. Product Development. OBL will be responsible for engineering and prototype design costs incurred in connection with the incorporation of the Thread Design into Licensed Implants to be manufactured by the Licensee. Licensee will be responsible for all prototype manufacturing costs. If the parties agree that new designs or changes in the design of dental

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implants to be manufactured by the Licensee are desireable, the costs of producing additional prototypes will be shared by the parties in accordance with the foregoing provisions of this Section 2. Licensee shall have a right of first refusal as to future design developments of OBL, that are applicable to dental implants, including but not limited to any internal thread fastening application for the restorative system ("New Design"). Accordingly, OBL shall enter into good faith negotiations with Licensee concerning the licensing of rights to use any New Design in the manufacture and sale of dental implants prior to licensing any such rights to third parties. Except as provided below, all Patents and letters patent issued with respect to the Thread Design and improvements in the Thread Design or any New Design conceived of or reduced to practice during the term of this Agreement shall be and remain the exclusive property of OBL, subject to the license herein granted. To the extent Licensee or any employee thereof is an inventor of any invention relating to the Licensed Implant, such patent or patent applications shall be jointly owned by OBL and Licensee. The Licensee shall promptly prepare, in OBL's name, or jointly in OBL's and Licensee's names if jointly invented, a patent application or applications directed to the Licensed Implant for filing the United States for the Licensed Implants, all developments and improvements relating to the Licensed Implants and any New Designs during term hereof, regardless of whether the invention is made by OBL or Licensee, or both. The expense for filing and processing the application and preparation of all foreign and U.S. patents directed to the Licensed Implant shall be allocated between the parties in such manner as the parties shall agree, in writing, prior to the incurring of any such expense. In the event no such prior agreement is reached, the expense shall be shared 50/50.

          3. Term. This Agreement and the license and rights granted hereunder shall continue until the expiration of the last Patent, subject to the termination provisions of Section 8 hereof.

          4.   Performance by Licensee and Quality Control

          (a) Licensee shall manufacture and sell Licensed Implants of good and uniform workmanship and first class quality. The design, composition, and quality of Licensed Implants packaging used in connection with the Licensed Implants, advertising and marketing materials, maintenance of production and sales records, recall and return procedures, and safety and health procedures will, in all respects: (a) comply with the Quality System Regulations of the Federal Drug Administration (21 CAR Section 820), as in effect from time to time, with respect to all Licensed Implants sold and distributed in the United States by Licensee or any Subcontractor, Sublicensee or Assignee, and (b) comply with the domestic laws and regulations of any foreign country in which the Licensed Implants are distributed with respect to all distribution outside the United States by Licensee or any Subcontractor, Sublicensee or Assignee of Licensee.

          (b) It shall be Licensee's responsibility to obtain FDA approval for the manufacturing, packaging, sterilization, marketing and distribution of all Licensed Implants. Licensee shall resolve, respond to, comply with or appropriately defend as its own expense any regulatory agency inquiries, directives, challenges or formal proceedings relative to the Licensed


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*Confidential information has been omitted and filed separately with the
Securities and Exchange Commission pursuant to a confidential treatment request.




Implant. Notwithstanding the foregoing, Licensee shall not enter into any compromise, settlement or resolution of any such matter, which would prejudice the rights of, or operate, to the detriment of, OBL without notifying and consulting in good faith with OBL as to the impact of the activity. At its election, OBL may, at OBL's expense, undertake to intervene in any such matter or to assume control of the matter. In such case, Licensee shall render all reasonable assistance that may be required by OBL.

     (c) To the extent practicable, Licensee shall cause appropriate patent related notices satisfactory to OBL to be replaced on all Licensed Implants embodying the Thread Design.

     5. Royalties.

     (a) Amount. In consideration of the license granted hereby, and except as provided below, Licensee agrees to pay OBL royalties in accordance with the following schedule:

             Cumulative Sales
            (Number of Units)            Royalty Amount

      First 20,000 Licensed Implants        * per implant
      Next 20,000 Licensed Implants         * per implant
      Over 40,000 Licensed Implants         * per implant

     For this purpose, the first * prototypes manufactured by Licensee shall be excluded from a royalty payment. The royalty shall be due and payable as set forth in (b) below.

     If within four (4) years from the date of this Agreement the Licensed Implants are not covered by at least one claim of the Patents, all royalty obligation under this Section 5 and under Section 6 below shall cease.

     (b) Royalty Payment and Books. Licensee agrees to keep full, accurate and complete books of accounts and other records in sufficient detail so that the royalty payable hereunder may be ascertained properly. Within fifteen (15) days after the end of each two-month period, Licensee shall furnish OBL with a report from Licensee specifying the quantity and description of all Licensed Implants sold by Licensee during such preceding two months certified to be accurate by the chief financial officer or president of Licensee, with adjustments for returns. No deduction shall be made for uncollectible accounts receivable generated by the sale of Licensed Implants. Each such report shall be accompanied by a check for the amount of royalty payments due. At the request of OBL, Licensee shall permit such books and records to be examined by OBL and its representatives during normal business hours, upon reasonable advance notice by OBL. Licensee shall retain such records for at least five (5) years following the close of the calendar year to which they pertain.




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* Confidential information has been omitted and filed separately with the
Securities and Exchange Commission pursuant to a confidential treatment request.



     6. Licensee's Performance Goals and Minimum Royalties. No minimum royalties shall be payable for the calendar year 1998. The minimum royalty for each subsequent year of this Agreement shall be as follows:

1999 through 2001                       *
2002                                    *
2003                                    *
2004 and each subsequent year           *


In the event the royalties payable pursuant to Section 5(a) in any one year do not equal or exceed the above stated minimums, Licensee shall have the right to pay OBL the difference. If Licensee fails to pay the difference within two (2) months following the end of such calendar year, OBL shall have the right to terminate the Agreement under Section 8(f). The above defines the performance standard of Licensee.

     7. Intangible Property Rights. Licensee acknowledges (i) OBL's exclusive right, title and interest in and to the Thread Design and the Patents (whether created, modified or enhanced by OBL or Licensee and except as provided in
Section 2 above), (ii) the validity of any filing thereof, (iii) that OBL is the sole owner of the same and all goodwill relating thereto, and (iv) that Licensee and subcontractors or sublicensees manufacturing Licensed Implants for Licensee shall not, by reason of this Agreement or otherwise, acquire any right, title or other ownership interest therein other than the license contemplated by this Agreement. Any agreement between Licensee and each of its subcontractors, or sublicensees shall provide that such subcontractor acknowledges and agrees that it does not acquire any right, title or interest in the Thread Design or the Patents or any improvements relating to the Thread Design. Licensee agrees and undertakes not to contest, challenge or infringe the Patents either during or after the termination of this Agreement. On termination, any and all rights granted to Licensee in connection with the use of the Patents shall automatically cease and terminate, and Licensee shall cease and desist from the use of the Patent and the Thread Design in any manner except as otherwise expressly provided in this Agreement.

     8. OBL's Right to Terminate. Except as expressly otherwise provided below, OBL shall have the right at its option, without waiving any right or remedy it may otherwise have, to terminate this Agreement.

     (a) Upon 30 days notice, if Licensee breaches any of its obligations under
Section 2 or 4 hereof and such default is not cured within such thirty (30) day notice period.

     (b) Upon 30 days notice, if a default exists in the payment of any sum(s) due OBL from Licensee and such default shall not be cured within such thirty
(30) day notice period.

     (c) Upon 30 days notice, if a breach or default exists in the due observance or performance by Licensee under any other covenant, condition or agreement contained in this Agreement if such breach or default shall continue unremedied during such 30-day period.

     (d) Immediately, if a petition in bankruptcy, an arrangement for the benefit of creditors or a petition for reorganization is filed by or against Licensee, if Licensee shall make any assignment for the benefit of creditors, of if a receiver or trustee is appointed for Licensee or its business.



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     (e) Immediately, if Licensee discontinues its business or discontinues the business contemplated by this Agreement or, except as provided above, if Licensee assigns its interest under this Agreement without OBL's prior written approval.

     (f) Immediately if Licensee fails to pay minimum royalties or to pay the difference as provided in Section 6 above.

     9. Obligations on Termination. On expiration of this Agreement or its termination for any reason:

     (a) Any indebtedness for royalties which may then be owing or which is to become due and owing by one party to the other shall become due and payable immediately;

     (b) All rights, license and privileges granted to Licensee under this Agreement shall immediately cease and terminate, except as specifically preserved, extended or imposed by a provision of this Section.

     (c) Licensee shall discontinue and cause its subcontractors to discontinue the manufacture of the Licensed Implants and use of the Patents and any items incorporating the Thread Design, except that Licensee may sell its remaining finished product inventory of the Licensed Implants which comply with the terms of this Agreement in the Territory for ninety (90) days, but solely in accordance with the terms of this Agreement. Licensee shall pay OBL the royalty provided for in this Agreement with respect to any such sales.

     (d) The indemnity provisions of Section 10 hereof shall survive the termination or expiration of this Agreement.

     10. Indemnity and Insurance.

     (a) Licensee shall indemnify, defend and hold OBL and its officers, directors, employees and agents harmless from any and all liability, loss, expense (including reasonable attorneys fees and disbursements) or claim made against OBL based upon, arising out of, or in any way related to claims of third parties involving the manufacture, sale, use, advertisement or promotion of the Licensed Implant by the Licensee.

     (b) OBL shall indemnify, defend and hold Licensee and its officers, directors, employees and agents harmless from any liability, loss, expense (including reasonable attorneys' fees and disbursements) resulting from or arising out of a claim that Licensee's use of the Patents, as contemplated in this Agreement, infringes or violates any valid rights of any third party. In the event any Licensed Implants held to infringe any Patent of any third party or is enjoined, OBL shall use commercially reasonable efforts (which may take into account the economic value of this Agreement) to procure for Licensee the right to continue marketing and selling such Licensed Implants. Notwithstanding the foregoing provisions of this Section 10(b),


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OBL's obligation hereunder shall in no way require defense or indemnification regarding any liability, loss, expense or claim to the extent that same arises from any act or omission of Licensee.

     (c) At its own expense, Licensee shall maintain, with insurers reasonably acceptable to OBL, commercial general liability insurance on an occurrence basis, including, but not limited to, product liability and contract liability for liability assumed under this Agreement of minimum limits of not less than one million dollars ($1,000,000.00) for each person and three million dollars ($3,000,000.00) for each accident or occurrence, with OBL named as an additional insured. The policy shall provide OBL with primary coverage with respect to any claim under this Agreement and shall not require the application or contribution of any other insurance policy that may be maintained by OBL regardless of how such other insurance is structured to apply in other insurance situations. The policies for such insurance shall require the insurer to give OBL thirty (30) days prior written notice of any cancellation or termination of such insurance. Certificates of such insurance shall be sent to OBL and, upon OBL's request, duplicate copies of such policies shall be delivered to OBL.

     11. Damages. OBL represents that it has the right to grant the License herein granted, but makes no other representation or warranty of any kind, including but not limited to any warranty of results which licensee may obtain from the use of the license granted by this Agreement. In no event shall OBL be liable to licensee for indirect, special or consequential damages, including without limitation loss profits. LICENSEE HEREBY ACKNOWLEDGES AND AGREES THAT OBL'S AGGREGATE TOTAL LIABILITY, IN ANY EVENT, FOR ANY COST, LOSS OR DAMAGE, OR OTHER POTENTIAL OR ACTUAL EXPENSE WHICH IS IN ANY WAY RELATED TO THE EXECUTION, PERFORMANCE, OR SUBJECT MATTER OF THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT OF THE ROYALTIES PAID BY LICENSEE TO OBL HEREUNDER, REGARDLESS OF THE FORM OF THE ACTION EMPLOYED.

     12. Relationship of the Parties. The parties' relationship is that of independent contractors. Nothing in this Agreement shall create between OBL and Licensee the relationship of principal and agent, joint venturers, partners, or any other similar or representative relationships, and neither party shall hold itself out as an agent, representative, partner or joint venture of the other. No party shall make for or on behalf of the other, or subject the other to, any contract, agreement, warranty, guarantee, representations, assurance or other obligation.

     13. Restrictions on Transfer. Neither this Agreement nor any right, duty or authority granted or created hereunder may be transferred, encumbered, assigned or delegated by Licensee, whether by operation of law or otherwise, without prior written consent of OBL, which consent shall not unreasonably be withheld, delayed or denied except that Licensee may, without OBL's consent,
(i) assign this Agreement to Licensee's successor in interest in the case of the sale of all or substantially all of Licensee's assets or business or the sale of 66 per cent or more of Licensee's voting stock, or (ii) assign specific distribution rights in a foreign country or countries


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if Licensee deems such assignment to be reasonably necessary to effect better world-wide distribution of the Licensed Implants.

     14. Notices. For the purposes of this Agreement, notices and all other communications provided for or relating to the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile with a facsimile confirmation of transmission, delivered by overnight courier, or mailed by United States certified or express mail, return receipt requested, postage prepaid, addressed as follows:

     If to OBL:      Orthopaedic Biosystems, Inc.
                     15990 N. Greenway-Hayden Loop
                     Suite 100
                     Scottsdale, Arizona 85260

     If to Licensee: IMCOR, Inc.
                     74 Northeastern Boulevard, Building 19
                     Nashua, New Hampshire 03062

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     15. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and supersedes and cancels all prior agreements with respect to the subject matter hereof. No change or modification of any of the provisions of this Agreement shall be effective unless in writing signed by the duly authorized representatives of the parties and any such change or modification shall not be effective until executed by OBL and Licensee. Any failure by any party hereto to exercise any of its rights hereunder shall not be construed as a waiver of such rights, nor shall any such failure preclude exercise of such rights at any later time.

     16. Governing Law. This Agreement is entered into in the State of Arizona and the validity, construction and effect of this Agreement and any other agreement or contract between the parties with respect to the subject matter hereof (and all performance related thereto) shall be governed, enforced and interpreted under the substantive laws (and not the conflicts laws) of the State of Arizona applicable to agreements made and to be performed therein. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party hereto.

     17. Legal Proceedings. In the event any legal proceeding is initiated by either party regarding the construction or enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in such proceeding.



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     18.  Headings. The headings contained in this Agreement are not to be used for interpretation of this Agreement, but rather have been placed herein solely for the convenience of the parties.

     19. Authority. Each party represents and warrants to the other that it has full power and authority to enter into this Agreement and that execution and performance of this Agreement shall not conflict with any existing agreements with other parties.

     IT WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

LICENSEE:                               OBL:

IMCOR, INC.                             ORTHOPAEDIC BIOSYSTEMS, INC.



By /s/ illegible                        By /s/ James W. Hart

   --------------------                    ------------------------
Title President                         Title President
      -----------------                       ---------------------



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